Exhibit 99.3

601 East Beardsley Avenue, Elkhart, Indiana 46514-3305

First Quarter 2018 Investor Questions & Answers

Forward Looking Statements

This release includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, raw material or chassis supply restrictions, the level of warranty claims incurred, legislative, regulatory and tax policy developments, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, the potential impact of rising interest rates on the general economy and specifically on our dealers and consumers, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, a shortage of necessary personnel for production, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strength of the U.S. dollar on international demand, general economic, market and political conditions and other risks and uncertainties including those discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2017 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended October 31, 2017.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Executive Overview:

•	Began fiscal 2018 with impressive growth in both revenue and profitability – resulting in all-time quarterly records for any quarter in the Company’s history

•	Record sales of $2.23 billion, up 30.6%

•	Record net income of $128.4 million, up 63.1%

•	Record diluted EPS of $2.43 per share, up 63.1% compared to $1.49 per share in the prior year

•	8th Annual Dealer Open House was held in September in Elkhart. Show highlights:

•	Record attendance and orders,

•	Introduction of our new marketing campaign – Go Your Own Way™,

•	Introduction of numerous new or redesigned products by each of our subsidiaries,

•	High level of dealer optimism for remainder of calendar 2017 and calendar 2018 demand levels

•	Consolidated Recreational Vehicle (RV) backlogs up 69.9% to $3.58 billion

•	Backlogs driven by continued strong consumer demand for Thor’s affordably-priced travel trailers and motorhomes

•	Continued expansion of production facilities to meet strong demand

•	Economic conditions remain favorable for continued industry growth

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Financial Highlights: FY data is as of or for the year ended July 31; Q1 data is as of October 31

Net Sales
($ millions)
+ 30.6%
$1,708.5
$2,231.7
Q1FY17
Q1FY18

Gross Margin
100 basis point increase
13.9%
14.9%
Q1FY17
Q1FY18

Diluted EPS
+ 63.1%
$1.49
$2.43
Q1FY17
Q1FY18

Backlog
($ millions)
+ 69.9%
$2,106.8
$3,578.8
Q1FY17
Q1FY18

Debt
($ millions)
- 75.0%
$360.0
$145.0
$90.0
FY16
FY17
Q1FY18

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First Quarter Operating Results:

Q	Thor reported very strong, consolidated sales growth of 30.6% for the first quarter of 2018 over the sales of the first quarter of 2017. How were you able to achieve this strong performance?

A	Management’s execution of its strategic plan, combined with the continued year-over-year growth of the industry, positioned Thor to achieve record top line performance in the quarter. Thor’s first quarter revenue growth is the result of a number of factors positively impacting both segments of our business, towables and motorized, including:

•	Continued growth in industry and Thor retail sales on a year-over-year basis drove ongoing demand from our dealer base for our innovative and attractively-priced products,

•	The strength of our backlog entering into the first quarter allowed us to leverage available capacity much earlier in the quarter than compared to prior years,

•	Capacity additions over the past 12 months allowed for higher unit production and, in turn, sales during the quarter, and

•	Production scheduling optimization and efficiency process enhancements allowed many of our subsidiaries to increase output from existing facilities while continuing to ensure a high level of quality.

Q	Thor’s gross margin for the first quarter was 14.9% compared to 15.6% for the fourth quarter. What drove the reduction?

A	Historically, our business has not lent itself to meaningful sequential analysis because of varying quarterly demand and production which was seasonal within our fiscal year. While some seasonality remains, the strong, ongoing demand for our products has translated into more steady production throughout the year, and the variability has been less pronounced recently than it was in prior years. Given that some seasonality does remain, we still believe a year-over-year analysis is much more telling.

Q	Your first-quarter gross margins have increased on a year-over-year basis by 100 basis points, what is causing this improvement?

A	The improvement in our consolidated gross margin from 13.9% for the first quarter of fiscal 2017 to 14.9% for the first quarter of fiscal 2018 is primarily a result of (1) the prior-year first quarter being negatively impacted by certain purchase accounting adjustments related to the Jayco acquisition that reduced gross profit by approximately $2.6 million which were not incurred in 2018, (2) operational efficiencies attained in the past year by Jayco, which are bringing Jayco’s gross margins closer in alignment with Thor’s historical gross margins, as was expected to occur over time, (3) product mix and increased production rates, and (4) selective net pricing increases to offset incurred and anticipated increasing input costs.

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Q	Thor’s Selling, General and Administrative expenses were flat on a year-over-year basis at 6.0% of net sales for both years. Why was there no leverage of these costs as a percentage of sales given the increase in sales?

A	Historically, our Selling, General and Administrative (SG&A) expenses have generally ranged from 5.8% to 6.7% of net sales. The costs included in SG&A are primarily variable in nature and fluctuate with the level of sales and income before income taxes. In addition, during the first quarter of fiscal 2018, we incurred a higher level of certain fixed costs, such as professional service fees related to sales and marketing initiatives targeted to the younger consumer, estimated costs related to an industry-wide recall of certain vendor-supplied components and estimated product liability settlement costs.

Q	Amortization expenses decreased from 1.1% of net sales to 0.6% of net sales for the quarters ended October 31, 2016 and 2017, respectively. Why the sizeable decline?

A	Total amortization expense related to intangibles was $18.2 million in the first quarter of fiscal 2017 compared to $13.6 million for the first quarter of fiscal 2018. Amortization in the first quarter of fiscal 2018 decreased primarily due to backlog amortization in the prior-year period related to the Jayco acquisition and lower current-year dealer network amortization as compared to the prior-year period as anticipated. Annual intangible amortization expense is estimated to be $54.0 million for fiscal 2018 compared to $63.9 million for fiscal 2017.

Q	Thor reported net income growth of 63.1% on sales growth of 30.6% for the first quarter of fiscal 2018. What drove this performance?

A	Thor’s strong bottom-line performance was principally driven by our record first quarter net sales; improved gross margins driven by the continued realization of operating efficiencies and process improvements attained over the past year, primarily by Jayco; reduced amortization expenses; and a lower effective tax rate, all as further explained elsewhere in this document.

Q	What were Thor’s unit sales for the first quarter?

A	For the quarter, Towable unit sales increased 29.2%, and Motorized unit sales increased 26.3%.

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	1Q18	1Q17	Unit Change	YOY % Change
Travel Trailer & Other	51,668	39,644	12,024	30.3%
Fifth Wheel	14,427	11,530	2,897	25.1%
Total Towable Unit Sales	66,095	51,174	14,921	29.2%

Class A	2,267	2,189	78	3.6%
Class C	4,364	3,059	1,305	42.7%
Class B	212	171	41	24.0%
Total Motorized Unit Sales	6,843	5,419	1,424	26.3%

Q	How does Thor’s first quarter unit sales performance compare to the industry’s performance?

A	Our Towable unit sales increased 14,921 units or 29.2%, from 51,174 units to 66,095 units, for the quarter ended October 31, 2017. According to statistics published by RVIA, for the three months ended September 30, 2017, the most recent period available, combined travel trailer and fifth wheel wholesale units shipments increased 26.2% compared to the same period last year. Our Motorized unit sales increased 1,424 units or 26.3%, from 5,419 units to 6,843 units for the quarter, nearly double the industry growth of 13.4% for the three months ended September 30, 2017, the most recent period available. Our performance in both segments during the quarter was primarily the result of our continued focus on those areas of the market with the strongest consumer demand, namely smaller travel trailers and more affordable Class A gas and Class C motorhomes.

Q	Backlog as of the end of the quarter is up significantly compared to last year’s first quarter. What’s driving the increase, and do you have the capacity to fulfill demand?

A	Our backlogs have been favorably impacted by sustained industry growth driven in large part by new consumers adopting the RV lifestyle, as well as the positive reception dealers and consumers have for the products we have introduced over the past year, including the numerous new and redesigned brands and industry exclusive features and floorplans introduced in September at the 8th Annual Thor Dealer Open House, particularly the more affordably-priced travel trailers and motorhomes.

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	1Q18	1Q17	YOY % Change
Towable Backlog	$2,455,056	$1,400,403	75.3%
Motorized Backlog	1,123,745	706,391	59.1%
Total Backlog	$3,578,801	$2,106,794	69.9%

We remain intensely focused on matching our capacity with the growing demand for our products, while mindful of the historical cyclical nature of our industry but also aware of the secular shift that has occurred in recent quarters that belies that history. Management accurately anticipated the growth in demand and took aggressive steps to substantially increase capacity to meet this growing demand. During the first quarter of 2018 and throughout fiscal 2017, we took numerous actions to increase our capacity, including process improvements, realignment of existing facilities, acquisitions of facilities, and new plant construction. During fiscal 2017, we completed expansion projects at Keystone, Jayco, Heartland, Airstream, and Thor Motor Coach, all of which provided significant favorable impact to our first quarter production rates. We also have capacity expansions currently in process or contemplated for fiscal 2018 at all of our subsidiaries. These projects will enable us to meet the growing demand for our products. During fiscal 2017, we invested $115 million in capital expenditures and invested over $34 million during the first quarter of fiscal 2018. We anticipate further investments of approximately $150 million in capital expenditures during the remainder of fiscal 2018 to bring the fiscal year’s total expenditures to approximately $185 million.

As we look ahead, we see continued growth in both the demand in our industry and for Thor’s products specifically. Management remains committed to balancing financial prudence with the goals of our strategic plan, as we endeavor to best position Thor to seize the opportunities presented by the demand for our products and our growing market.

Q	Dealer inventories of Thor products are up from last year’s first quarter. What is driving the growth in dealer inventory? Are you concerned that there may be too much inventory in the channel?

A	Dealer inventory levels typically increase during the fall and winter months in anticipation of the spring selling season. Given the ongoing strong retail demand for our products by dealers and consumers, as well as dealer optimism regarding the 2018 season, we believe dealer inventory levels are generally appropriate, to slightly low, for current industry conditions. A number of our dealers have indicated that their inventory levels are lower than they would like, particularly with the recent added consumer demand for units created by the recent hurricanes and wildfires. As a result, we are not concerned by the increase in dealer inventory at this time of the year.

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Balance Sheet and Cash Flow:

Q	What payments have you made on the debt facility in fiscal 2018 and what was the average interest rate on borrowings? How much availability existed under the line at October 31, 2017?

A	We paid down the debt facility by $55.0 million during the first quarter of fiscal 2018. Our remaining debt balance was $90.0 million as of October 31, 2017, down from $145.0 million as of July 31, 2017. As of October 31, 2017, available and unused credit under the revolver was $407.7 million.

Interest on borrowings under the credit facility is variable. During the first quarter of fiscal 2018, the weighted-average interest rate on borrowings was 2.57%, while the weighted-average interest rate for the first quarter of fiscal 2017 was 2.11%. Total interest expense, which consists primarily of interest on the debt facility and amortization of debt facility fees, was $1.4 million for the first quarter of fiscal 2018 compared to $2.6 million for the same period of fiscal 2017.

Subsequent to the end of the first quarter, we made an additional payment of $10.0 million on the debt facility, thereby bringing the remaining outstanding balance to $80.0 million as of November 27, 2017. Absent an alternative to strategically employ funds available under the debt facility, we anticipate fully retiring the remaining outstanding balance in fiscal 2018.

Q	What was working capital at October 31, 2017 and October 31, 2016? What drove the change in working capital year over year?

A	Working capital at October 31, 2017, was $440.2 million compared to $404.9 million at October 31, 2016. The increase of $35.3 million is primarily a result of a $157.7 million increase in accounts receivable due to the strong increase in sales and the timing of sales near the end of the quarter and an increase in inventory of $100.2 million as a result of additional production facilities and production lines added over the past year. These increases were primarily offset by an increase of $212.6 million in current liabilities, primarily accounts payable.

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Drivers of Demand:

Q	Where are we in the RV cycle? What are the signs that you look for when the industry is about to enter a slowdown?

A	While a number of external factors can impact our industry, we foresee several more years of strong growth driven by the continued cyclical expansion as well as strong secular trends with new consumers entering our market. Favorable demographics, stable economic factors, and the growth of the RV customer base suggest that the current strong industry performance should continue for the foreseeable future.

We monitor such general factors as consumer confidence, consumer spending, dealer sentiment, and general economic conditions, and specific factors such as RV retail sales, dealer inventory aging and our backlog, to help determine the health and vibrancy of our industry. This dynamic review leaves us confident that, for the foreseeable future and in the absence of macro events with a contrary impact, we should continue to experience favorable conditions.

Q	What trends are you seeing with regard to new consumers entering the RV market that are driving continued growth in the sector?

A	There are many positive consumer trends that bode well for the long-term future of the RV industry.

Some specific findings of the 2017 North American Camping Report from Kampgrounds of America (KOA) include:

•	More than 1 million households have started camping each year since 2014, resulting in 3.4 million households becoming new campers over the past three years.

•	In 2016, 60% of all campers stayed in a tent – marking a prime target market for Thor to convert tent campers to RVers.

•	Of new campers in 2016, 26% camped in an RV, up from 18% in 2015, as new campers continued to drive the growth of the RV industry.

Some key shifts in consumer travel preferences support these trends including the lower cost of RV vacations compared to other forms of travel, the increasing inconvenience of domestic air travel, and the increasing interest in more experiential vacations which often include an outdoor element.

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Q	Do you have statistical data supporting the widely stated claim that younger buyers are entering the RV market?

A	Yes – there are a number of sources that are supportive of this fact, including RVIA’s 2016 Industry Profile which references a Nielsen research study performed for Go RVing™ that found that the typical RV owner is 45 years old compared to a similar study from 2015 that indicated the typical owner was 48 years old. This study did not distinguish between owners of new versus used units, but is indicative of the reduction in the age of RV consumers. In addition, using data from Statistical Surveys, Inc., we have analyzed annual retail registrations of new RV units from 2013 through July 2017 and noted that the average age of the buyer has decreased from 56 years of age in 2013 to 53 years of age in 2017. Given that approximately 1 million new VINs were registered during this time frame, a 3 year reduction in the average age is a meaningful age reduction over a relatively short period of time.

Q	How does consolidation within the dealer base impact demand for Thor products? Do you anticipate increased pressure on margins as a result of dealer consolidation?

A	Competition for dealers is inherent in our industry. Recent consolidation has not impacted this reality nor do we expect this to significantly change. Thor’s success in developing long-standing relationships with the most productive dealers in the market has been and will always be crucial to its success, with or without further consolidation.

To date, our margins have not been negatively impacted by dealer consolidation. We do not anticipate significant pressure from further consolidation because our dealers appreciate the value that Thor offers, with its breadth of products and brands, people and day-to-day support. Larger dealers in particular value partnering with a company that has the ability to provide a large volume of units within a reasonable time period throughout the year.

Q	How do used RVs impact the demand and pricing for new products?

A	Used RV inventory continues to be limited and prices remain elevated. At the same time, new products at the entry level are priced competitively and contain the features and floorplans consumers are looking for. This combination of price and value is leading many consumers to buy new rather than used products. Robust demand for used RV inventory also enhances trade-in values, which historically has been one factor that supports consumers who choose to purchase new units every 3-5 years. As a result, a healthy used RV market generally has a positive impact on the overall demand for new RVs.

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Q	How much is demand for RVs impacted by demands in the US auto industry?

A	We do not believe that short-term demand trends in the automotive industry will have a significant impact on the demand for RVs for a number of reasons. First, more vehicles can now tow RVs than in the past. This is due both to increased towing capacity of cars, light trucks and SUVs as well as the availability of a wider array of small, lightweight RV products. Second, the growth of new consumers being introduced to and enjoying the RV lifestyle is providing strong, wide-based demand for RVs. Third, unlike the auto industry, the used RV market is very tight currently, and with numerous entry-level RV products of all types available, many buyers are choosing to buy new rather than used units.

Although certain of the same macro factors, such as consumer confidence, interest rates and employment growth, may have an impact on both the automotive and RV industries, the RV industry is different from the automotive industry in several important aspects:

•	Dealer Network: Unlike the automotive industry, the dealer network in the RV industry is generally non-franchised. This means that dealers have the ability to carry RVs from multiple manufacturers, resulting in a more competitive market. RV dealers generally carry what they believe they can sell within their desired turnover rate.

•	Product Development: Generally, the RV product development cycle is much shorter than that seen in the automotive industry. RV products are generally refreshed annually, and more significant changes are made every 2-3 years, compared with 3-5 years or longer for automobiles. As a result of this significantly shorter development cycle, RV makers have the flexibility and ability to be responsive to changing or emerging consumer preferences, as well as the ability to capitalize on current consumer trends quickly, as there is limited production line change-over requirements within the facilities.

•	Financing: Many companies in the automotive industry have captive finance companies which provide direct inventory financing for dealers, as well as consumer financing to support the purchase of vehicles by end customers. In the RV industry, both wholesale floorplan lending and retail consumer financing are generally handled by third-party lenders who tend to have disciplined lending and collection practices.

•	Capacity Expansion: In general, meaningful additions to capacity in the automotive industry may take years to complete and require billions of dollars in capital, while capacity increases in the RV industry are often completed in less than a year at a cost well under $10 million for a typical RV production facility.

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Q	How are Thor and the RV industry different from other recreational product industries? How do those differences impact demand for your products?

A	Compared with other recreational industries, some of the differences that relate to the automotive industry also apply as many recreational companies have franchise dealer networks, longer product development cycles and captive finance companies. The RV industry also differs from many other recreational industries in the context of end markets and the value proposition of the products. Some recreation industries have greater exposure to the agricultural and oil markets as their products are used directly in those markets. From a value-proposition standpoint, many RVs are more affordably priced than other recreational products and can be used by the whole family, whereas other recreational products like small watercraft, motorcycles and ATVs may be used by only one or two family members at a time.

Q	What is the impact of rising interest rates on demand for your products?

A	Traditionally, we have experienced little adverse effect from gradual increases in interest rates. We remain in a historically low interest rate environment and expect that will continue to be the case for the foreseeable future.

Current Market Conditions:

Q	Are you seeing any signs of slowing in the market?

A	No. All meaningful indicators suggest continued strength in the RV market, including:

•	New consumers continue to adopt the RV lifestyle.

•	Continued strong growth in retail sales.

•	Consumer confidence remains high.

•	Positive macro environment with a growing economy, historically low interest rates, relatively stable fuel prices and favorable employment trends.

•	The channel is healthy with a strong dealer network, fresh inventory on dealer lots and prudent lending discipline among wholesale and retail lenders.

•	Future opportunities for sales growth with increasing diversity among our consumer base and an expanding array of uses for RVs driving incremental demand for our products.

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Q	What is the current state of the Canadian RV market?

A	The strength of the U.S. dollar over the Canadian dollar, as well as the Canadian economy in general, have negatively impacted the Canadian RV market the past few years. In calendar 2017, however, we have begun to see some improvement in Canadian RV sales. Through September 2017, calendar-year total Canadian retail registrations as reported by Statistical Surveys, Inc. increased, with towable retail registrations increasing 9.8% and motorized registrations increasing 40.3%.

Q	What is the state of the labor market where you operate – both in terms of the availability of employees to staff current and new or planned operating facilities as well as wage inflation?

A	The labor market continues to be tight in Northern Indiana, with the most acute labor tightness within the City of Elkhart. We have implemented multiple initiatives to help alleviate the labor force pressures. We will remain competitive when it comes to offering the right combination of wages and benefits to attract and retain the best workers, while at the same time managing our capacity growth with a focus on areas that offer larger pools of available, quality workers. As a result, many of our recent or announced expansions have occurred, or are planned, for areas outside of Elkhart, such as Howe, Middlebury, and Goshen, Indiana, where the availability of labor is better.

Q	With the concentration of RV production in Northern Indiana and the continued tightness in the labor market there, have you considered establishing production in other parts of the country where labor might be more available?

A	We evaluate various opportunities when considering capacity expansions and direct our investments to those areas that we expect will deliver the highest risk-adjusted returns. As a direct result of these evaluations, over the last 2 years we have completed a number of expansion projects in Nampa, Idaho and recently announced an additional major expansion at our Jayco facilities in Twin Falls, Idaho that is expected to break ground late this fall. While the majority of our expansion projects have occurred in Northern Indiana, as locations there provide the best access to our extensive base of suppliers and an experienced workforce, many of our Northern Indiana expansions have been outside of the City of Elkhart where labor is the tightest.

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Q	Can you describe the current competitive environment?

A	The RV industry remains highly competitive, as our subsidiaries and our outside competitors continue to drive the industry forward with new and better products for dealers and consumers. Given the industry-wide capacity limitations on certain products, most notably towable RVs, we have seen less traditional discounting pressure overall in the market than we did several years ago.

Q	Have you experienced recent increases in commodity or raw material prices?

A	During the first quarter of fiscal 2018, we began to see some modest price increases on certain raw materials – generally as a result of underlying rising commodity or other input costs such as labor. We continuously work closely with our supply partners to minimize any potential price increases, and when material price increases are necessary, we have historically been given sufficient forewarning, enabling us to consider those pending increases when determining pricing for our RV products.

Q	Given the strong demand and capacity constraints in the industry, are you able to raise prices above inflationary cost increases?

A	We are mindful of the dynamics involved in balancing supply and demand and the impact on pricing. Given that we are competing for consumer discretionary dollars, it is important to be mindful of the value proposition we present to consumers. Often we are competing not only against other RV manufacturers but also against other consumer discretionary purchases, such as cruises or other traditional vacations, and against other recreational products like boats, motorcycles, or vacation homes and timeshares. As a result of these broader competitive factors, we face natural limitations on pricing increases beyond those necessary to cover underlying input cost changes.

Q	What is the nature of the current dealer and consumer credit environment?

A	Both are healthy. The wholesale lending environment remains healthy, with normal credit line availability and utilization as well as continued discipline among lenders concerning credit lines and curtailments.

Retail lending standards are also healthy and credit is broadly available to credit-worthy consumers with reasonable down payments and normal length of term options available. The retail RV delinquency rate remains below 1% and is significantly below the average delinquency rate of closed-end consumer loans.

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Current Hot Topics:

Q	Have you experienced, or do you anticipate, a surge in RV orders from FEMA or dealers to assist in relief efforts as a result of the recent hurricanes and wildfires?

A	FEMA has announced that its preferred approach to provide temporary housing is to offer hotel or apartment accommodations for families in need. However, we are also aware that FEMA has issued a request for information seeking to place significant block-sized orders through dealers with existing, available inventory. FEMA has also recently issued a request for information from RV manufacturers as well. To date, we are not aware of FEMA placing any large orders for RV units through dealers or RV manufactures. We believe it is still too early to determine FEMA’s final plan for providing temporary shelter for displaced families and how their plan may impact the RV industry. However, it is important to note that Thor does not sell units directly to FEMA or any other governmental agency for relief efforts. Our sales model is to sell units through our dealer network as our dealers perform a vital function in preparing the units and educating buyers on the proper care and use of the units they purchase.

Our backlogs before the hurricanes hit were at record levels and production was running close to full capacity. The current conditions are vastly different from Hurricane Katrina a number of years ago when there was significant excess production capacity available. As a result, we expect a more modest incremental impact to orders and sales as a direct result of the recent hurricanes and wildfires than we experienced with Hurricane Katrina.

Q	The recently unveiled proposed tax reform legislation includes a provision which would eliminate the second home mortgage interest deduction. If passed, do you believe this will significantly impact future RV sales?

A	We do not believe that the elimination of the second home mortgage interest deduction would significantly reduce future RV sales. While the interest deduction is a positive factor, it generally does not rank at the top of a buyer’s list of the deciding factors for the purchase of an RV. Typically, overall cost, monthly payment, size of the unit, floorplan layout, features and design factors all carry more weight in the ultimate purchase decision. In addition, the annual interest deduction is relatively modest considering the average unit is less than $50,000.

Q	The recently unveiled proposed tax reform legislation includes a number of provisions that may significantly impact corporate as well as individual taxes. How do you believe the overall proposed tax plan will impact Thor and your end customers?

A	Until we see the details of a final bill passed by Congress for changing the structure of corporate taxes, it is too early and difficult to speculate on the potential impact of such changes as there are many nuances within the tax reform proposals as well as many unanswered questions. Consistent with past practice, we will utilize the technical expertise of our internal and outside tax professionals to best respond to any changes in the tax code. Should we see a reduction in net corporate income tax rates, our cash priorities are expected to remain the same.

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With regard to individual tax rates, any reductions that would be to the benefit of consumers would likely translate into improved consumer confidence and disposable income, both of which may benefit demand for larger discretionary products, like RVs, in the future.

Q	Thor has announced a number of expansion projects over the last year. Can you provide a summary of the various expansions including when these facilities came on line or are expected to come on line?

A	Capacity expansion has been, and continues to be, a key strategic focus of management. During the first quarter of fiscal 2018, we invested $34.3 million in capital expenditure projects. Typically, a new plant may take 9 to 12 months to achieve full, consistent production rates while a new line added to an existing facility may ramp-up quicker. A summary of some of the larger production facility expansions completed during the last 12 months or anticipated to be completed in fiscal 2018 are provided below:

Q1-Q3 Fiscal 2017

•	Heartland opened two new facilities in Elkhart, IN for its Road Warrior and Edge brand toy haulers and its Terry, Prowler and Trail Runner travel trailers.

•	Heartland added a second production line to its existing facility in Nampa, Idaho for Cruiser RV’s Shadow Cruiser line and Heartland’s Sundance line of travel trailers.

•	Jayco opened a new manufacturing facility in Middlebury, IN for its Eagle brand travel trailers and expanded its Middlebury mill room and lamination facilities for its motorized products.

Q4 Fiscal 2017

•	Keystone added two new production facilities in Goshen, IN for its travel trailer brands.

•	Thor Motor Coach (TMC) expanded in Wakarusa, IN with the purchase of an existing building for Class C production.

•	TMC also made a major addition to one of its Class A plants in Elkhart, IN for a second production line for gas Class A motorhomes.

Q1 Fiscal 2018

•	Heartland opened a new towable production facility in Middlebury, IN.

•	Jayco opened a new production facility in Middlebury, IN for its Eagle brand fifth wheels.

•	TMC added to its Class C campus in Bristol, IN to support its popular Quantum motorhome line.

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Q2 Fiscal 2018

•	Heartland is scheduled to open a new production facility in Howe, IN for Cruiser RV’s MPG and Radiance laminated travel trailers.

Q3 Fiscal 2018

•	Heartland is scheduled to open a new production facility in Howe, IN for Cruiser RV’s Shadow Cruiser and Fun Finder laminated travel trailers.

Q4 Fiscal 2018

•	Jayco is scheduled to open a mega facility in Middlebury, IN for its Jay Flight Brand travel trailers.

Our average production plant is 80,000 - 100,000 square feet in size while the Jayco mega facility will be essentially twice that size. The impact of the plant expansions extend beyond the square footage added. As plants are added, production lines are often realigned which enhance efficiencies, quality and output for both the new and existing production lines. Furthermore, with the number of expansions completed in the last few years, our teams have become very efficient in ramping up quickly in a controlled manner.

Q	Thor’s expected increase in capital expenditures for 2018 is far higher than the investment made in 2017. Why the continued significant investment?

A	Our current production capacity is limiting our ability to expand our market share in a number of key product categories. Dealers want our products. Consumers want our products. To satisfy those demands in a timely manner, additional capacity is needed. We also believe that there has been a secular shift within the industry that will support an ongoing higher annual demand than in past years.

Q	With all your current capacity additions, do you expect the startup of production to have an adverse impact on margins?

A	Generally, the startup of new or expanded towable facilities happens more quickly than the startup of motorized facilities, with lower initial costs. The startup of new facilities can temporarily increase costs as a result of training and assimilating an expanded workforce, and has on occasion in the past, in combination with introducing new product offerings and expanding product lines, led to a short-term increase in warranty costs. Over the past year, however, we have expanded a number of plants, started up a number of new plants and introduced a number of new products, and the start-up impact on our margins was temporary and modest. With future expansion, we would expect a similar temporary impact.

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Outlook:

Q	What is your outlook for fiscal year 2018?

A	All market indicators, as well as our own indicators and metrics, suggest a strong year ahead. Positive industry growth is expected to continue as consumers remain optimistic about future economic conditions and new consumers continue to enter the RV market.

At the same time, we are still experiencing a tight labor market in Northern Indiana and beginning to see some inflationary price increases in certain raw material and commodity-based components. We will also be facing tougher year-over-year comparatives during the second half of the fiscal year as the operating efficiencies and process improvements achieved at Jayco began to materialize in the third quarter of fiscal 2017. Nevertheless, we are confident that fiscal 2018 will be another year of meaningful growth for Thor as we leverage the industry fundamentals with the exceptional brands and products from each of our subsidiaries, our talented team of nearly 18,000 employees and our partnerships with the best dealers in the industry.

Q	What are your strategic plans for fiscal 2018 and beyond? Are you planning for future acquisitions? Given that there are fewer RV manufacturers as potential targets, are you targeting other adjacent industries?

A	Our strategic plans for fiscal 2018 continue to focus first and foremost on the support of our existing operations. For fiscal 2018 we anticipate investing approximately $185 million for capital projects on top of the $115 million invested for capital projects in fiscal 2017. These investments will further expand our production capacity to enable us to meet our dealers’ demands and expectations and capitalize on opportunities available in the market due to the strong, growing interest in the RV lifestyle across an expanding demographic consumer base. These expansions in production facilities will also enable us to streamline and maximize production efficiencies by dedicating more production lines to single product lines.

We remain committed to increasing returns to our shareholders and as a demonstration of that commitment, during the first quarter of fiscal 2018, the Board declared a 12% increase to our regular quarterly dividend. This increase was the 8th straight year of dividend increases. Strategic share repurchases or special dividends as determined by the Board of Directors will also continue to be considered.

We will also continue to evaluate acquisitions as we have in the past, particularly in light of the quick pay-down of long-term debt related to the Jayco acquisition. We remain an opportunistic acquirer focused on strong brands and accretive transactions, and as potential acquisitions arise, we evaluate them based on their strategic fit within Thor.

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Q	Given this is the longest expansion in the RV industry in history, what gives you confidence that it will continue?

A	Unlike many of the expansions we have experienced over the past two decades, the current expansion has been driven largely by new consumers adopting the RV lifestyle. We view such an expansion to be more sustainable over the long term. We see a number of other positive factors among consumers that will likely spur continued growth, including improving personal income, higher home values, increasing stock prices driving higher personal wealth, continued strength in light truck and sport utility vehicle sales, and the future potential for tax reform that may provide a boost to consumers. In addition, the demographics are as favorable as they have ever been for our industry, and all indicators are that they will remain so for the foreseeable future.

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